Forterus Inc. Taps the Steve Wilkos Show to Help Build a National Client Base for A Better Tomorrow Treatment Center Inc., Its Behavioral Healthcare Subsidiary

Forterus Inc. (OTC Bulletin Board: FTER) is building a national client base for A Better Tomorrow Treatment Center Inc., partly through exposure the behavioral healthcare facility obtains on The Steve Wilkos Show.

"A Better Tomorrow has been featured on The Steve Wilkos Show roughly half a dozen times in the past 18 months, and every time it was mentioned the clinic received anywhere from 300 to 400 calls from potential clients," said Paul Howarth, CEO of Forterus.

Howarth added that the exposure A Better Tomorrow obtains on The Steve Wilkos Show complements the clinic's growing number of earned media placements in newspapers, magazines and television news programs.

"Print and broadcast journalists frequently quote A Better Tomorrow's executives and clinicians as expert sources for their reports on the latest innovations in addiction treatment," Howarth said, adding that the clinic's staff is comprised of a highly experienced team of counselors and clinicians.

"America is facing a growing crisis of addiction that involves everything from illegal drugs to prescription medicines, alcohol and gambling," Howarth said, adding that he expects A Better Tomorrow to continue to gain stature in the addiction treatment industry as it continues to grow.

Murrieta, Calif.-based A Better Tomorrow Treatment Center Inc. is accredited by the Commission on Accreditation of Rehabilitation Facilities (CARF), placing it in the top 5 percent of drug and alcohol treatment centers in California.

Forterus, Inc. and its subsidiaries engage in diverse business activities, including thoroughbred breeding and racing, drug and alcohol rehabilitation, and finance. For more information on Forterus and A Better Tomorrow, please visit their respective websites at http://www.forterus.com, http://www.abttc.com and http://www.genrecovery.net.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains, and Forertus may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Forterus's and/or its subsidiaries control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

Paul Howarth (888) 257-8345 ir@forterus.com

SOURCE Forterus Inc.

http://www.forterus.com